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                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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We have issued our report dated March 11, 1995, based on our audit of the financial statements of Effingham Bank & Trust for the year ended December 31, 1993. As independent public accountants, we hereby consent to the use of our report and to all references to our firm included in or made a part of the S-4 Registration Statement of Bank Corporation of Georgia and related Proxy Statement/Prospectus of Americorp, Inc. Further, be advised that there were no disagreements between our firm and Effingham Bank & Trust of the nature described in item 304(b) of Regulation S-K of the Securities and Exchange Commission.



                    WILSON, CORBITT & KESSLER


December 11, 1995
Springfield, Georgia